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Anderson retiring from Delta board of directors

Delta names Francis S. Blake as non-executive chairman

ATLANTA, October 11, 2016 – The Board of Directors of Delta Air Lines (NYSE: DAL) announced today that Richard H. Anderson has elected to retire as executive chairman effective this date. Francis S. “Frank” Blake, who has been lead director since May 2016, will succeed Anderson as Delta’s non-executive chairman. Blake, the former Chairman and CEO of The Home Depot, joined Delta’s board in July 2014.

Anderson served on Delta’s board for nearly a decade, becoming a director in April 2007 when the airline emerged from bankruptcy. He was appointed Delta’s CEO in August 2007, and was elevated to executive chairman in May 2016 as he retired as CEO.

“Under Richard’s leadership, Delta people established themselves as leaders in reliability, customer service and financial performance,” Blake said. “His years of service to Delta established a legacy of unmatched dedication to our customers, employees, investors and the communities we serve. He is one of the great leaders in global aviation, and we wish him well.”

Delta Air Lines serves nearly 180 million customers each year. In 2016, Delta was named to Fortune’s top 50 Most Admired Companies in addition to being named the most admired airline for the fifth time in six years. Additionally, Delta has ranked No.1 in the Business Travel News Annual Airline survey for an unprecedented five consecutive years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 319 destinations in 57 countries on six continents. Headquartered in Atlanta, Delta employs more than 80,000 employees worldwide and operates a mainline fleet of more than 800 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading transatlantic joint venture with Air France-KLM and Alitalia as well as a joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000 daily flights, with key hubs and markets including Amsterdam, Atlanta, Boston, Detroit, Los Angeles, Minneapolis/St. Paul, New York-JFK and LaGuardia, London-Heathrow, Paris-Charles de Gaulle, Salt Lake City, Seattle and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products and services, and technology to enhance the customer experience in the air and on the ground. Additional information is available on the Delta News Hub, as well as delta.com, Twitter @DeltaNewsHub, Google.com/+Delta, and Facebook.com/delta.

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